EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made by and between Barnabus Energy, Inc. dba Open Energy Corporation (the "Company") and Bob Britts ("Employee") (individually, a "party" and together, the "parties"). This Agreement shall be effective once signed by all parties.

1. Position. Employee will begin employment with the Company on April 1, 2006, as Chief Operating Officer. Employee will report directly to the CEO of the Company. Employee's overall responsibilities shall initially include the overall management of the California operation, including development and implementation of an operating plan, hiring and oversight of all personnel, and profit & loss performance of the division. Employee's precise responsibilities and job description are subject to change at any time in the sole and absolute discretion of Company. Employee shall devote substantially full time and attention to the business of the Company during the term of this Agreement and shall perform all duties as may be required of Employee.

2. Term. The initial term of this Agreement will begin on April 1, 2006 and shall terminate on March 31, 2009 unless sooner terminated (“Initial Term”). If employment continues beyond the Initial Term, Employee will be employed on an at-will basis. In other words, if employment continues beyond the Initial Term, the Company and the Employee may terminate employment at any time, for any reason, without cause. In addition, if employment continues beyond the Initial Term, the Company retains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time. This is the entire understanding with regard to the at-will relationship. The at-will nature of the employment relationship may only be modified in a writing signed by Employee and the Company's President.

3. Compensation. Employee's compensation shall consist of an annual salary, discretionary bonuses, benefits, and stock grants.

2.1.1 Annual Salary. The Company shall pay to Employee a base salary of $131,000. As with all compensation, the salary will be subject to standard employment and income tax withholding taxes.

2.0.0 Bonuses. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company's sole and absolute discretion and based upon the Company's performance as well as whether Employee meets performance objectives as defined at the beginning of each year.

2.1.2 Stock Grant. The Company hereby agrees to provide the Employee with 150,000 shares (the "Stock Grant") of the Company's common stock ("Common Stock"), which shares shall be issued incrementally to Employee quarterly as each increment of shares vests in accordance with Exhibit A. Upon each incremental vesting, the stock issued shall be duly authorized, legally issues, fully paid and non-assessable. Subject to the provisions of Exhibit A, Employee shall have no right to any unvested shares should Employee's employment terminate before the entire Stock Grant is vested.

4.0.0 Benefits. Employee shall be eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, as such benefits may be determined, changed, or rescinded from time to time by the Company's Board of Directors.

5.0.0 Expenses. The Company shall reimburse Employee for any and all expenses reasonably incurred by the Employee incurred in the course and scope of Employee's duties and which are substantiated in accordance with Company's reasonable policies and procedures.

4. Termination.

1.0 By the Company for Cause.

1.0.0 Definition of for Cause. Company may terminate Employee's employment immediately at any time for Cause. In this Agreement, the term "Cause" means: (A) the commission of an act or omission which would constitute a felony; (B) negligence or malfeasance; (C) breach of fiduciary duties to Company, (D) neglect of duties or (E) any other action or omission which could reasonably be expected to adversely affect the Company's business, financial condition, prospect or reputation or the Employee's performance of his duties.

2.0.0 Effect of Termination for Cause. If Employee is terminated for Cause, this Agreement shall immediately and without notice terminate on the date of termination of employment and Employee shall be entitled to receive only the Base Salary then in effect, through the date of termination. All other obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Any failure of the Company to exercise its right to terminate the employment of Employee as a result of the existence of any Cause shall not constitute or be construed as a waiver of its right to terminate such employment and this Agreement for such Cause or for another Cause.

2.0 Death or Disability of Employee. This Agreement shall terminate automatically in the event of the death or Disability of Employee. Employee (or Employee's heirs) shall be entitled to receive only the Base Salary then in effect through the date of termination. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. As used herein, the term "Disability" shall mean Employee's inability to perform the essential functions of the position, with or without reasonable accommodation, as a result of a mental or physical disability or where the reasonable accommodation would result in undue hardship to the Company. In the event of a Disability, the termination date will be the date on which the Board of Directors, makes such a determination.

3.0 Termination Without Cause. The Company may in its sole and absolute discretion terminate Employee's employment without cause and at any time, immediately upon delivery of written notice to Employee. If the Company terminates Employee's employment without cause during the Initial Term, the Company agrees to pay Employee an amount equal to the Base Salary on the regularly scheduled pay periods following the date of termination through the end of the Initial Term. If the Company terminates employee's employment after the end of the Initial Term, the Company shall only be required to pay Employee base salary through the date of termination.

4.0 Employee’s Right to Terminate. During the Initial Term, Employee may terminate this Agreement upon 60 days written notice by Employee to the Company. Upon receiving notice of termination, the Company may elect to accelerate the effective date of termination, provided that Employee shall be paid the base salary through the end of such sixty (60) day notice period or the end of the term of this Agreement, whichever comes first. After the Initial Term, Employee may terminate this Agreement at any time, with or without notice.

5. Nondisclosure of Confidential Information. The protection of confidential information is essential to the Company. To protect such information, Employee shall not, during the term of this Agreement or at any time thereafter, impart to anyone or use any confidential information or trade secrets Employee may acquire in the performance of Employee's duties, except as required by law.

6. No Solicitation. Employee agrees that during Employee's employment and for a one year period after the termination of said employment, Employee will not solicit for hire any current employees of the Company.

7. Assignment of Inventions. Employee agrees that all inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company's business or current or anticipated research and development (collectively “Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

8. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all "Moral Rights" (as defined below) that Employee may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Invention, even after termination of employment behalf of the Company. "Moral Rights" mean any rights to claim authorship of an invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

9. Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

10. Human Resources Policy and Procedures. Employee agrees to review and abide by personnel policies as well as any Employee Handbook issued by Company. Employee understands that Company has the right to modify or rescind any policies and procedures for any reason and without notice, except the policy regarding at-will employment.

11. General Provisions.

1.0 Governing Law and Forum. This Agreement shall be governed in accordance with the laws of the State of California. Any disputes arising out of Employee's employment or this Agreement shall be brought in San Diego County, California.

2.0 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

2.2 Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Employee, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied in this Agreement. Any modification of this Agreement will be effective only if in writing signed by Employee and Company's President.

Dated:	Barnabus Energy, Inc. dba Open Energy Corporation
By: David Saltman Its: President
Dated:	Bob Britts

Exhibit A

Stock Grant Vesting Provisions

Provided that the Agreement has not earlier been terminated, on each December 31, March 31, June 30 and September 30 commencing April 1, 2006 and ending on December 31, 2008, 12,500 shares shall vest as set forth in the following table:

Date of Vesting	Stock Vesting on Date	Aggregate Stock Vested Through Date	Stock Remaining Unvested

			150,000
April 1, 2006	12,500	12,500	137,500
June 30, 2006	12,500	25,000	125,000
September 30, 2006	12,500	37,500	112,000
December 31, 2006	12,500	50,000	100,000
March 31, 2007	12,500	62,500	87,500
June 30, 2007	12,500	75,000	75,000
September 30, 2007	12,500	87,500	62,500
December 31, 2007	12,500	100,000	50,000
March 31, 2008	12,500	112,500	37,500
June 30, 2008	12,500	125,000	25,000
September 30, 2008	12,500	137,500	12,500
December 31, 2008	12,500	150,000	0

In addition to the foregoing vesting milestones, all stock vests immediately upon (i) a termination of this Agreement due to the death or Disability of the Employee in accordance with Section 4.2 of the Agreement, or (ii) a termination of this Agreement by the Company without Cause pursuant to Section 4.3.

All share amounts in this Exhibit A shall be adjusted for increases in authorized shares, stock splits, consolidations, reorganizations and similar transactions. All section references herein are to sections of the Agreement of which this Exhibit is a part.